e-mail:
Energy XXI (Bermuda) Limited 22 Victoria Street Hamilton HM 12 Bermuda	jbodi@applebyglobal.com
direct dial:
Tel 441.298.3240
Fax 441.298.3398

appleby ref: 130957.7

11 March 2008

Dear Sirs

Energy XXI (Bermuda) Limited (the “Company”) - Registration Statement on Form S-3 Registration No. 333-148713 (the “Registration Statement”)

We act as legal counsel in Bermuda to the Company. The Company has requested that we provide this opinion connection with the filing by the Company, with respect to certain legal matters in connection with the registration by the Company, under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act, of (i) debt securities of the Company, which may be either senior or subordinated and may be issued in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Debt Securities”), (ii) preferred shares, par value $0.001 per share, of the Company, in one or more series (the “Preferred Shares”), which may be issued in the form of depositary shares evidenced by depositary receipts (the “Depositary Shares”), (iii) common shares, par value $0.001 per share, of the Company (the “Common Shares”) and (iv) warrants for the purchase of Common Stock (the “Warrants” and, together with the Debt Securities, the Preferred Shares, the Depositary Shares and the Common Shares, the “Securities”). The aggregate initial offering prices of the Securities to be offered and sold by the Company pursuant to the Registration Statement, to which this opinion is an exhibit, will not exceed $500,000,000 or, if applicable, the equivalent thereof in any other currency or currency unit. The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each a “Prospectus Supplement”) to the Prospectus contained in the Registration Statement.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”) together with such other documentation as we have considered requisite to this opinion. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Registration Statement.

Assumptions

In stating our opinion we have assumed:

(a)
the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents;

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective;

(g)	that a Prospectus Supplement will have been prepared and filed with the Commission describing the Securities offered thereby;

(h)	that the Indentures relating to the Debt Securities and a warrant agreement (“Warrant Agreement”) relating to the Warrants will each be duly authorized, executed and delivered by the parties thereto;

(i)	that each person signing the Indentures, Warrant Agreement, underwriting agreement or any other contract relating to the Securities will have the legal capacity and authority to do so;

(j)
that at the time of any offering or sale of any Common Share and/or Preferred Shares, that the Company shall have such number of Common Shares and/or Preferred Shares, as set forth in such offering or sale, as part of its authorized capital available for issue;

(k)
that a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto;

(l)
that any Securities issuable upon conversion, exchange or exercise of any Debt Securities, Preferred Shares or Depositary Shares being offered will have been duly authorized, and available for issuance from authorized capital upon such conversion, exchange or exercise; and

(m)
that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Documents or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Documents is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below, we are of the opinion that:

(1)
The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(2)
When (a) the applicable Indenture relating either to senior Debt Securities or subordinated Debt Securities has been duly qualified under the Trust Indenture Act of 1939, as amended, (b) the Board of Directors of the Company (or a committee thereof) have taken all necessary corporate action to approve the issuance and terms of any such Debt, (c) the terms of such Debt Securities and of their issuance and sale have been duly established in conformity with the applicable Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company, (d) any Common Shares issuable upon the conversion of such Debt Securities, if applicable, have been duly and validly authorized for issuance and (e) such Debt Securities have been duly executed and authenticated in accordance with the applicable Indenture and issued and sold as contemplated in the Registration Statement and upon payment of the consideration for such Debt Securities as provided for in the applicable definitive purchase, underwriting or similar agreement, such Debt Securities will be legally issued and such Debt Securities will constitute valid and legally binding obligations of the Company, respectively, enforceable against the Company.

(3)
When (i) the Board of Directors of the Company has taken all necessary corporate action to approve the issuance and terms of the offering thereof and related matters; and (ii) the Common Shares are issued, allotted and fully paid for (A) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company, then upon payment of the consideration therefor (not less than the par value of the Common Shares) provided for therein; or (B) upon conversion, exchange or exercise of any other Security in accordance with the terms of the Security or the instrument governing the Security providing for the conversion, exchange or exercise as approved by the Board of Directors of the Company, for the consideration approved by the Board of Directors of the Company (not less than the par value of the Common Shares), such Common Shares will be validly issued, fully paid and non-assessable shares of the Company.

(4)
When (a) the terms of any Warrants and of their issuance and sale have been duly established in conformity with the applicable Warrant Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company, and (b) the Warrants have been duly executed and authenticated in accordance with the applicable Warrant Agreement and issued and sold as contemplated in the Registration Statement, the Warrants will constitute valid and legally binding obligations of the Company.

(5)
When (i) the Board of Directors of the Company has taken all necessary corporate action to approve the issuance and terms of the shares of the series, the terms of the offering thereof and related matters, including the adoption of a resolution establishing and designating the series and fixing and determining the preferences, limitations and relative rights thereof; and (ii) the Preferred Shares have been issued, allotted and fully paid for either (A) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, then upon payment of the consideration therefor (not less than the par value of the Preferred Shares) provided for therein; or (B) upon conversion, exchange or exercise of any other Security in accordance with the terms of the Security or the instrument governing the Security providing for the conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Preferred Shares), the shares of the series of Preferred Shares will be validly issued, fully paid and non-assessable Preferred Shares of the Company.

(6)
When (a) the Board of Directors of the Company has taken all necessary corporate action to approve the issuance and terms of the Depositary Shares, the terms of the offering thereof and related matters; (b) the depositary agreement or agreements relating to the Depositary Shares and the related depositary receipts have been duly authorized and validly executed and delivered by the Company and the depositary appointed by the Company; (c) the Preferred Shares underlying the Depositary Shares have been issued and deposited with the depositary under the applicable depositary agreement; and (d) the depositary receipts representing the Depositary Shares have been duly executed, countersigned, registered and delivered in accordance with the appropriate depositary agreement approved by the Company, upon payment of the consideration thereof or provided for in the applicable definitive purchase, underwriting or similar agreement, the Depositary Shares will be legally issued and not subject to further assessment.

Reservations

We have the following reservations:

(a)
We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b)
In paragraph (1) above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies indicating that it has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda.

(c)
We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Documents, or as to the validity or binding effect of any contractual provision which provides for the severance of illegal, invalid or unenforceable provisions.

(d)
Enforcement of the obligations of the Company may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

(e)	Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

(f)
We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any contract by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(g)
Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(h)
Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the company.

Disclosure

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby

SCHEDULE

1.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws for the Company (collectively referred to as the “Constitutional Documents”).

2.	A certified copy of the “Foreign Exchange Letter”, dated 25 July 2005 issued by the Bermuda Monetary Authority in relation to the Company.

3.	A certified copy of the “Tax Assurance”, dated 15 September 2005, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

4.	A Certificate of Compliance, dated 15 February 2007 issued by the Registrar of Companies in respect of the Company.

5.	Scanned copy of a draft Registration Statement on Form S-3 with respect to the Securities.

6.	Scanned copy of the form of senior indenture (“Senior Indenture”) with respect to the certain of the Debt Securities

7.	Scanned copy of the form of subordinated indenture (“Subordinated Indenture”) with respect to certain of the Debt Securities